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                                                                    Exhibit 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our reports dated February 21, 1997 included in Weeks Corporation's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A-2, our reports dated February 21, 1997 included in Weeks Realty, L.P.'s Registration Statement on Form 10 dated August 1, 1997 and filed on August 4, 1997, as amended by Pre-Effective Amendment No. 3, our report dated September 24, 1996 included in the Company's Current Report on Form 8-K dated November 5, 1996 and filed on November 6, 1996, and to all references to our firm included in Weeks Corporation's registration statement on Form S-3 (File No. 333-32755).


                                       /s/ Arthur Andersen LLP

Atlanta, Georgia
October 7, 1997